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Copyright 2005 JPMorgan Chase it Co. All rights reserved. J.P. Morgan Secvities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase it Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

	Selected aggregate mortgage pool data
		Weighted Average	Min	Max
	1st Lien	100%	-	-
	2nd Lien	-	-	-
	with silent seconds	-	-	-
	Gross Coupon	6.830	5	9
	Original LTV	73.34	7.23	100
	Original CLTV	-	-	-
	Original CLTV with silent seconds	-	-	-
	FICO (non-zero wa)	708.1	579	823
	DTI	-	-	-
	ARM %	100	-	-
	FRM %	0	-	-
	Loan size	380,128.61	27,372.76	4,300,000.00

table 1	Range of credit scores	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	400 - 424	-	-	-	-	-	-	-	-	-	-	-	-	-
	425 - 449	-	-	-	-	-	-	-	-	-	-	-	-	-
	450 - 474	-	-	-	-	-	-	-	-	-	-	-	-	-
	475 - 499	-	-	-	-	-	-	-	-	-	-	-	-	-
	500 - 524	-	-	-	-	-	-	-	-	-	-	-	-	-
	525 - 549	-	-	-	-	-	-	-	-	-	-	-	-	-
	550 - 574	-	-	-	-	-	-	-	-	-	-	-	-	-
	575 - 599	8	1,862,835	0.18	11.11	0	7.35	24.85	0	590	76.42	-	0	12.14
	600 - 624	57	21,463,573	2.1	27.67	0.59	0.59	82.29	0	619	72.15	-	1.31	9.85
	625 - 649	254	84,897,891	8.29	43	0.16	1.04	85.53	0	638	73.42	-	8.23	6.55
	650 - 674	363	140,120,113	13.69	46.14	0.69	0.34	89.01	0	663	73.53	-	7.31	4.07
	675 - 699	524	213,028,959	20.81	50.18	0.42	1	91.49	0	687	73.74	-	7.86	3.7
	700 - 724	512	202,644,207	19.8	52.14	0.17	0.81	93.93	0	711	74.39	-	7.66	3.28
	725 - 749	392	155,198,709	15.16	46.78	0.93	0.12	88.67	0	737	72.88	-	15.27	3.78
	>750	577	203,153,230	19.85	50.35	0.57	0.37	89.04	0	776	72.13	-	15.58	3.1

table 2	CLTV (with silent seconds)	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	< 15.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	15.01 - 20.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	20.01 - 25.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	25.01 - 30.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	30.01 - 35.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	35.01 - 40.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	40.01 - 45.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	45.01 - 50.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	50.01 - 55.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	55.01 - 60.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	60.01 - 65.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	65.01 - 70.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	70.01 - 75.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	75.01 - 80.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	80.01 - 85.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	85.01 - 90.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	90.01 - 95.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	95.01 - 100.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	> 100.00	-	-	-	-	-	-	-	-	-	-	-	-	-

table 3	DTI	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	00.00 - 05.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	05.01 - 10.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	10.01 - 15.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	15.01 - 20.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	20.01 - 25.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	25.01 - 30.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	30.01 - 35.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	35.01 - 40.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	40.01 - 45.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	45.01 - 50.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	50.01 - 55.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	55.01 - 60.00	-	-	-	-	-	-	-	-	-	-	-	-	-
	>60.00	-	-	-	-	-	-	-	-	-	-	-	-	-

table 4	Loan purpose	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	Cash Out Refi	944	$357,921,114	34.96	49.29	0.54	0.85	86.75	0	700	69.45	-	9.55	2.87
	Purchase	1,432	$537,157,867	52.47	47.1	0.34	0.48	92.34	0	714	76.94	-	10.45	4.29
	Rate/Term Refi	316	$128,382,365	12.54	51.36	1.02	0.57	88.11	0	709	69.18	-	11.54	5.44

table 5	Occupation type	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	Investor	322	105,135,327.41	10.27	53.37	0.2	0.16	87.18	0	723	70.91	-	100	3.17
	Owner Occupied	2,198	853,806,143.41	83.41	49.91	0.53	0.72	89.96	0	705	73.54	-	0	4
	Second Home	173	64,744,874.93	6.32	20.29	0.55	0	92.79	0	722	74.63	-	0	4.42

table 6	Documentation type	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	Full	425	157,693,380.39	15.4	38.12	0.38	0.26	88.68	0	689	72.74	-	13.72	6.22
	No Doc	166	48,571,054.48	4.74	30.46	0.58	1.16	82.64	0	712	70.27	-	11.8	13.06
	Reduced	789	429,746,343.96	41.98	59.94	0.48	0.58	94.3	0	708	73.86	-	10.92	1.39

table 7	Property type	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	Single Family	1,530	578,864,821.29	56.55	52.73	0.72	1.05	88.7	0	705	72.46	-	8.65	4.14
	PUD	624	253,762,629.32	24.79	38.12	0.24	0	91.63	0	706	74.49	-	6.25	4.09
	Condomium	406	136,369,910.59	13.32	46.99	0	0.12	91.16	0	721	75.31	0	13.8	2.79
	2 - 4 Family	123	52,601,650.54	5.14	55.7	0.66	0.18	91.5	0	723	72.29	-	37.72	2.36
	Manufactured housing	-	-	-	-	-	-	-	-	-	-	-	-	-
	Townhouse	-	-	-	-	-	-	-	-	-	-	-	-	-

table 8	Product Type	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	ARM - 7 Year/1 Year Interest Only	1,080	546,524,882.83	53.39	55.2	0.33	0.55	100	0	707	74.1	-	10.54	2.95
	ARM - 10 Year/1 Year Interest Only	1,166	330,806,964.80	32.32	43.23	0.74	0.81	100	0	712	72.54	-	8.73	4.3
	ARM - 10 Year/1 Year	255	57,455,152.85	5.61	27.06	1.45	1.16	0	0	702	73.27	-	7.05	11.53
	ARM - 7 Year/1 Year	99	45,134,845.74	4.41	35.95	0	0	0	0	706	70.73	-	20.88	5.69
	ARM - 10 Year/6 Month Interest Only	60	23,604,733.28	2.31	32.64	0	0	100	0	693	71.71	-	21.59	3.28
	ARM - 7 Year/6 Month Interest Only	30	18,888,616.13	1.85	59.26	0	0	100	0	710	73.44	-	0.52	0
	ARM - 7 Year/6 Month	3	1,271,150.12	0.12	0	0	0	0	0	709	75.62	-	0	0

table 9	IO's	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	No	357	103,861,148.71	10.15	30.59	0.8	0.64	0	0	704	72.2	-	12.97	8.85
	Yes	2,336	919,825,197.04	89.85	50.4	0.46	0.62	100	0	709	73.47	-	9.97	3.38

table 10	IO Term	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	No	357	103,861,148.71	10.15	30.59	0.8	0.64	0	0	704	72.2	-	12.97	8.85
	24	-	-	-	-	-	-	-	-	-	-	-	-	-
	36	-	-	-	-	-	-	-	-	-	-	-	-	-
	60	-	-	-	-	-	-	-	-	-	-	-	-	-
	>60	2,336	919,825,197.04	89.85	50.4	0.46	0.62	100	0	709	73.47	-	9.97	3.38

table 11	Prepayment penalty	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	0	1,788	679,422,526.49	66.37	42.67	0.29	0.59	88.80	0	707	72.79	-	9.99	4.87
	6	18	11,055,915.34	1.08	84.27	0.00	0.00	100.00	0	734	72.85	-	11.90	0.00
	12	432	206,699,670.44	20.19	73.84	0.06	0.16	94.92	0	711	73.64	-	9.36	0.63
	24	-	-	-	-	-	-	-	-	-	-	-	-	-
	36	253	74,850,342.52	7.31	39.12	1.12	2.66	88.47	0	703	75.72	-	14.46	4.26
	48	-	-	-	-	-	-	-	-	-	-	-	-	-
	60	202	51,657,890.96	5.05	27.56	4.15	0	83.23	0	708	76.03	-	11.17	5.29

table 12	Loan size	Number of Loans	Aggregate Principal Balance	% of Deal	% California	% Ohio	% Michigan	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	0.00 - 100.000	148	11,334,276.29	1.11	6.58	2.76	5.29	74.28	0	710	66.4	-	27.13	11.49
	100.001 - 200.000	651	98,231,050.08	9.6	11.58	2.38	1.95	82.85	0	712	74.08	-	15.41	10.82
	200.001 - 300.000	548	136,470,506.26	13.33	32.03	0.47	0.7	83.25	0	704	74.13	-	8.61	8.3
	300.001 - 400.000	396	138,847,188.75	13.56	50.43	0.24	0.5	88.94	0	712	74.58	-	5.36	6.51
	400.001 - 500.000	334	150,835,203.09	14.73	62.05	0.31	0.65	92.49	0	710	75.6	-	10.47	2.69
	500.001 - 600.000	234	128,992,227.28	12.6	64.89	0	0	94.52	0	703	76.32	-	14.17	1.65
	600.001 - 700.000	144	93,356,069.19	9.12	62.07	0	0	93.01	0	701	74.01	-	12.55	1.98
	700.001 - 800.000	62	46,626,923.28	4.55	50.08	0	0	88.91	0	711	71.76	-	7.71	0
	> 800.001	176	218,992,901.53	21.39	50.64	0.46	0.55	92.78	0	711	68.82	-	8.37	0

table 13	Geographic distribution	Number of Loans	Aggregate Principal Balance	% of Deal	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	California	1,011	495,357,814.34	48.39	93.59	0	710	72.45	-	11.33	0.53
	Florida	364	108,868,559.94	10.63	89.12	0	703	73.59	-	10.76	8.64
	Ohio	25	5,086,287.00	0.5	83.67	0	718	78.62	-	4.16	8.35
	Michigan	31	6,343,200.65	0.62	89.52	0	691	76.01	-	2.63	11.35
	Texas	65	12,189,835.47	1.19	84.43	0	714	79.53	-	19.26	6.78

table 14	Geographic distribution (<575 credit score)	Number of Loans	Aggregate Principal Balance	% of Deal	% IOs	% Neg Am	WA FICO	WA LTV	WA CLTV	% Investor	% PMI
	California
	Florida
	Ohio
	Michigan
	Texas
	Scorest that were not available have not been included